EXHIBIT 5.1

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

September 2, 2005

Advanced Life Sciences Holdings, Inc.

1440 Davey Road

Woodridge, Illinois  60517

Re:                             Form S-8 Registration Statement of Advanced Life Sciences Holdings, Inc.

Ladies and Gentlemen:

This opinion is being delivered by us, as special counsel to Advanced Life Sciences Holdings, Inc., a Delaware corporation (“ALS”), in connection with the registration on Form S-8 of the offer and sale of up to 2,759,292 shares of ALS’s common stock, $0.01 par value per share (the “Shares”), issuable pursuant to the grant of restricted stock unit and other awards or upon the exercise of stock options (collectively, the “Plan Awards”) that may be granted pursuant to the Advanced Life Sciences Holdings, Inc. 1999 Stock Incentive Plan (the “1999 Plan”) or the Advanced Life Sciences Holdings, Inc. 2005 Stock Incentive Plan (the “2005 Plan” and, together with the 1999 Plan, the “Plans”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.  As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of ALS and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares issued pursuant to the Plans will be, upon exercise of or grant of the Plan Awards in accordance with the terms of the applicable Plan and such Plan Awards and, if applicable, payment of the specified exercise price therefore and/or the expiration of the specified vesting, restricted or performance period, validly issued, fully paid and non-assessable.

We express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware.  This opinion letter is being furnished solely in connection with the filing of the Registration Statement and is not to be used, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Winston & Strawn LLP